Exhibit 10.2

Pathmark Stores, Inc.
200 Milik Street
Carteret, New Jersey 07008

December 22, 2005

Mr. Frank Vitrano
2 Thatchwood Court
North Brunswick, NJ 08902

Award Agreement

Dear Mr. Vitrano:

          Pursuant to and subject to the terms and conditions set forth in this award agreement (“Award Agreement”), Pathmark Stores, Inc. (the “Company”) hereby grants you, effective as of the date hereof (the “Grant Date”), a stock option (“Stock Option”) under its 2000 Employee Equity Plan (the “Plan”) to purchase the number of shares of Common Stock set forth below. Terms not defined in this Award Agreement, but defined in the Amended and Restated Employment Agreement dated November 20, 2002, as amended by the First Amendment to said Amended and Restated Employment Agreement dated December 22, 2005 between you and the Company (the “Employment Agreement”), shall have the meaning set forth in the Employment Agreement.

          1. Stock Option. Your Stock Option shall entitle you to purchase an aggregate of 600,000 shares of Common Stock (“Option Shares”) at an exercise price per share (“Exercise Price”) equal to $10.13. The Stock Option is a not an “incentive stock option” within the meaning of Section 422 of the Code.

          2. Vesting. Subject to the other terms and conditions of the Award Agreement and your continued employment with the Company on the applicable vesting date, your Stock Option shall vest and become exercisable in three equal annual installments of 200,000 Option Shares each on each of the first three anniversaries of the Grant Date. Vesting of your Stock Option may be accelerated in accordance with the Section 5 below.

          3. Compliance with Securities Laws. Notwithstanding anything to the contrary contained herein, your Stock Option may not be exercised unless the shares of Common Stock issuable upon exercise of your Stock Option are then registered under the United States Securities Act of 1933, as amended (the “Securities Act”) or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your Stock Option must also comply with other applicable laws and regulations governing the Stock Option, and the Stock Option may not be exercised if the Company determines that the exercise would not be in material compliance with such laws and regulations.

          4. Option Term. Subject to the other terms and conditions of this Award Agreement, the term of your Stock Option shall commence on the Grant Date and shall expire on the tenth anniversary thereof (the “Expiration Date”).

          5. Termination of Employment; Change in Control.

          (a) In the event that your employment with the Company is terminated by reason of your Involuntary Termination, except as otherwise expressly provided in this Section 5, your Stock Option shall be considered fully vested and shall remain exercisable until the third anniversary of the Date of Termination.

In the event the Date of Termination occurs (A) on or after the third anniversary of the Grant Date, (B) on or after a Change in Control, or (C) within six months prior to a Change in Control and such Involuntary Termination prior to the Change in Control was requested by a party to, or was otherwise in connection with, the Change in Control, your Stock Option shall be fully vested and shall remain exercisable (to the extent not previously exercised) until the third anniversary of the Date of Termination.

In the event that you resign from your employment with the Company without Good Reason and the Date of Termination is prior to the third anniversary of the Grant Date, the vested portion of your Stock Option shall remain exercisable until the end of the 90-day period following the Date of Termination and the unvested portion of your Stock Option shall be forfeited. In the event that your employment with the Company is terminated by reason of your death or Disability and the Date of Termination is prior to the third anniversary of the Grant Date, except as otherwise expressly provided in this Section 5, the vested portion of your Stock Option on the Date of Termination shall remain exercisable until the third anniversary of the Date of Termination, and the unvested portion of your Stock Option shall be forfeited. In the event that your employment with the Company is terminated for any reason other than your termination for Cause and the Date of Termination is on or following the third anniversary of the Grant Date, your Stock Option shall be fully vested and, except as otherwise expressly provided in this Section 5, shall remain exercisable until the third anniversary of the Date of Termination. Upon termination of your employment by the Company for Cause, the vested and unvested portion of your Stock Option shall be forfeited.

          (b) In the event of a Change in Control, your Stock Option shall become fully vested immediately prior thereto; provided, however, that the Compensation Committee of the Board (the “Committee”) may elect in its sole discretion prior to a Change in Control not to vest your Stock Option in connection with such Change in Control if (i) it reasonably determines in good faith that not accelerating the unvested portion of your Stock Option is necessary or advisable to consummate the Change in Control, (ii) immediately following the Change in Control you are the Co-President and Chief Financial Officer (or if you are not the Chief Financial Officer, the Chief Financial Officer reports to you) of the surviving corporation in the Change in Control, which surviving corporation is at least comparable in size to the Company immediately prior to the Change in Control and any related transactions, (iii) such surviving corporation has a publicly traded class of common stock and (iv) either (A) the Company is the surviving corporation in the Change in Control or (B) your Stock Option is assumed or replaced by such surviving corporation; provided further that if the Committee so elects not to vest the unvested portion of your Stock Option in connection with a Change in Control, subject to the other terms and conditions of this Award Agreement and your continued employment with the Company on the applicable vesting date, the portion of your Stock Option that is unvested after the date of the Change in Control shall become fully vested on the six-month anniversary of the Change in Control or, if earlier, in accordance with the other, applicable vesting provisions of this Award Agreement.

          (c) In the event of a transaction described in clause (vii) of the definition of Good Reason in that certain Employment Agreement dated August 23, 2005 by and between the Company and John Standley, filed as Exhibit 10.2 to the Company’s Form 8-K filed with the Securities and Exchange Commission on August 25, 2005 (whether or not Yucaipa has a controlling interest within the meaning of such clause), your Stock Option shall become fully vested immediately prior to such transaction.

          (d) Notwithstanding anything in this Award Agreement or the Employment Agreement to the contrary, in the event of any merger or consolidation of the Company or other transaction following which either the Company is not the surviving corporation or the Common Stock ceases to be publicly traded, the Committee shall provide for:

      (i)  the substitution by the surviving corporation or the Company’s parent corporation for your outstanding Stock Option of stock option(s) on the same terms as your Stock Option, and which preserve(s) the economic value to you of your outstanding Stock Option; or

      (ii)  where all of the holders of the then outstanding Common Stock (other than Yucaipa) receive payment in cash or cash equivalents in consideration for such Common Stock, the cancellation of your Stock Option upon payment to you of a per share amount in cash or cash equivalents equal to (A) the highest price paid for a share of Common Stock in such transaction, minus (B) the exercise price of your Stock Option.

          6. Exercise of Stock Option. You may exercise your Stock Option, to the extent vested, in whole or in part during its term by delivering a written notice of exercise (in a form designated by or otherwise reasonably acceptable to the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require. The Stock Option may be exercised for whole shares of Common Stock only. Payment of the exercise price is due in full upon exercise of all or any part of your Stock Option. You may elect to make payment of the exercise price to the Company (i) by cash or check, (ii) by delivery of other shares of Common Stock with a value equal to the exercise price that, in the case of shares acquired previously from the Company, have been owned by you for at least six months on the date of delivery, or (iii) a combination of any of (i) and (ii). At your discretion, subject to reasonable procedures adopted by the Committee, the Stock Option may also be exercised on a cashless basis through a broker, whereby irrevocable instructions are delivered to the broker to sell that number of shares equal in value to the aggregate Exercise Price of the Option Shares with respect to which the Stock Option is then being exercised and pay the proceeds to the Company. As soon as reasonably practicable after receipt of such notice of exercise and full payment of the applicable Exercise Price and any required tax withholding, consistent with the regular settlement policy and procedures of the Company, the Company shall issue or transfer to you the number of Option Shares with respect to which your Stock Option is exercised, less any Option Shares withheld in accordance with Section 9 below.

          7. Transferability. Your Stock Option is not transferable by you otherwise than (i) to or from a Permitted Transferee, (ii) to a designated beneficiary upon death or (iii) by will or the laws of descent and distribution, and is exercisable during your lifetime only by you or a Permitted Transferee (or, in the event of your or a Permitted Transferee’s adjudicated incapacity, your or Permitted Transferee’s personal representative). No other assignment or transfer of all or any part of the Stock Option, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever and no assignment or transfer of all or any part of the Stock Option to a Permitted Transferee shall be given effect unless such Permitted Transferee acknowledges in a writing satisfactory to the Company that the Stock Option (and any Option Shares acquired pursuant thereto) remains subject to the provisions of this Award Agreement and the Employment Agreement. For purposes of this Award Agreement, “Permitted Transferee” shall mean (i) any member of your immediate family and (ii) any living trust or other entity established by your or any Permitted Transferee for estate planning purposes. By way of clarification, transfers of the Stock Option shall be permitted from any Permitted Transferee to you or between Permitted Transferees.

          8. Not a Service Contract. Your Stock Option is not an employment or service contract, and nothing therein shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or one of its subsidiaries, or of the Company or any of its subsidiaries to continue your employment. In addition, nothing herein shall obligate the Company or any of its subsidiaries, their respective shareholders, Boards of Directors, officers or employees to continue any relationship that you might have as a director, advisor or consultant for the Company or its subsidiaries.

          9. Withholding. You may satisfy any applicable tax withholding obligation relating to the exercise or acquisition of Common Stock under your Stock Option by any of the following means or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares from the shares of Common Stock otherwise deliverable to you as a result of the exercise of your Stock Option (but no more than the minimum required withholding liability and provide that the payment of the taxes by the Company will not result in a breach of any contract to which it is a party); or (c) delivering to the Company owned and unencumbered shares of Common Stock that, in the case of shares acquired previously from the Company, you have owned for at least six months prior to such delivery.

          10. Notices. Any notices in connection herewith shall be given in the manner contemplated under the Employment Agreement.

          11. Employment Agreement. In the event of any conflict between the provisions of this Award Agreement and those of the Employment Agreement, the provisions of this Award Agreement shall control.

          12. Governing Law. The validity, interpretation, construction and performance of this Award Agreement shall be governed by the laws of the State of Delaware applicable to contracts entered into and performed in such state.

          13. Section 409A. Your Stock Option is intended not to provide for a “deferral of compensation” within the meaning of Section 409A, and this Award Agreement shall be interpreted consistent with such intent. If any provision of this Award Agreement causes your Stock Option to be subject to the requirements of Section 409A, or could otherwise cause you to be subject to tax or the interest and penalties under Section 409A, such provision shall be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A and the Company agrees to modify such provisions in such manner.

          Please indicate your acceptance of the foregoing by signing and dating where indicated below.

Sincerely,

/s/ John T. Standley
John T. Standley
Chief Executive Officer

Acknowledged and Agreed as of this 22nd day of December, 2005.

/s/ Frank G. Vitrano
Frank G. Vitrano